EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 15, 2012

To the Benefits Administration Committee

Employees’ 401(k) Savings Plan of Bank of Montreal/Harris

Chicago, Illinois

We consent to the incorporation by reference in Registration Statement No. 333-177579 of Bank of Montreal on Form S-8 of our report dated October 15, 2012, with respect to the statements of net assets available for plan benefits of the Employees’ 401(k) Savings Plan of Bank of Montreal/Harris as of December 31, 2011 and 2010, and the related statements of changes in net assets available for plan benefits for the years then ended, and supplementary information thereto, which report appears in the December 31, 2011 Annual Report on Form 11-K/A of the Employees’ 401(k) Savings Plan of Bank of Montreal/Harris.

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

Chicago, Illinois